Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2023, with respect to the consolidated financial statements of Forte Biosciences, Inc. (the “Company”) as of and for the year ended December 31, 2022, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ CBIZ CPAs P.C.

San Diego, California

February 7, 2025